Exhibit 99.1

Stran & Company Achieves 95.2% Increase in Sales to Approximately $32.6 Million for the Second Quarter of 2025

Reports Positive Net Income for the Three and Six Months Ended June 30, 2025

Executes Share Repurchase Program and Maintains Strong Balance Sheet
with Approximately $18.1 Million in Cash, Cash Equivalents, and Investments

Conference Call Scheduled for Wednesday, August 13th at 10:00 A.M. ET

Quincy, MA / August 12, 2025 / Stran & Company, Inc. (“Stran” or the “Company”) (NASDAQ: SWAG) (NASDAQ: SWAGW), a leading provider of outsourced marketing solutions specializing in promotional products and loyalty incentives, today announced its financial results for the three and six months ended June 30, 2025, and provided a business update. Management will host a conference call at 10:00 a.m. Eastern Time on Wednesday, August 13, 2025.

“We’re excited to report a remarkable 95.2% year-over-year increase in sales, reaching approximately $32.6 million for the second quarter of 2025,” commented Andy Shape, Chief Executive Officer of Stran. “Our gross profit increased by more than 80%, driven by robust organic sales growth of 30.4%. For the first half of 2025, sales climbed by 72.5% to roughly $61.3 million, with gross profit rising 65.6% to approximately $18.4 million. While the August 2024 addition of the Gander Group segment has impacted our overall margin mix, our continued sales momentum and strong financial results underscore Stran’s resilience and leadership in the marketplace—even as many industry peers face headwinds.”

Mr. Shape continued, “Our industry achievements were recently recognized by the Advertising Specialty Institute (ASI), which advanced Stran to #23 in its 2025 Counselor Top 40 distributors list, up from #27 last year. This distinction positions us among the largest and most influential promotional products distributors in North America, reflecting our sustained growth, innovative strategies, and unwavering commitment to client success. We’re also proud to welcome new board members Mark Adams, Sarah Cummins, and Brian Posner, who bring a wealth of experience across media, private equity, sports, consumer brands, and public company finance. Their leadership significantly enhances our board’s strategic perspective and aligns with our vision for continued operational excellence and innovation.”

Mr. Shape also stated, “In addition, following our Combined 2024/2025 Annual Meeting of Stockholders, Stran is now fully compliant with all Nasdaq continued listing requirements, further solidifying our governance foundation as a public company. With a robust balance sheet featuring approximately $18.1 million in cash, cash equivalents, and investments, we remain well-positioned to pursue strategic growth opportunities and invest in long-term value creation. During the quarter, we executed our share repurchase program—acquiring approximately 110,000 shares at an average price of $1.32, for a total investment of about $145,600—demonstrating our confidence in the business and our steadfast commitment to shareholder value.”

Mr. Shape concluded, “As we look ahead, our enhanced board, industry recognition, and disciplined financial strategy have set the stage for continued growth and success. Stran is excited to build on this momentum and deliver even greater value to our clients, team members, and shareholders.”

Financial Results for the Three Months ended June 30, 2025

Sales increased 95.2% to approximately $32.6 million for the three months ended June 30, 2025, from approximately $16.7 million for the three months ended June 30, 2024. Sales by the Stran segment (which consists of the Stran business not including the former Gander Group business) increased to approximately $21.8 million for the three months ended June 30, 2025 from approximately $16.7 million for the three months ended June 30, 2024. Sales by our SLS segment (which consists of the former Gander Group business) increased to approximately $10.8 million for the three months ended June 30, 2025 from $0 for the three months ended June 30, 2024.

Gross profit increased 80.5% to approximately $9.9 million, or 30.3% of sales, for the three months ended June 30, 2025, from approximately $5.5 million, or 32.8% of sales, for the three months ended June 30, 2024. Gross profit margin decreased to 30.3% for the three months ended June 30, 2025 from 32.8% for the three months ended June 30, 2024 primarily due to the acquisition of the Gander Group business in August 2024, which operates at a lower gross margin than the Stran segment.

Operating expenses increased 44.1% to approximately $9.5 million for the three months ended June 30, 2025, from approximately $6.6 million for the three months ended June 30, 2024. As a percentage of sales, operating expenses decreased to 29.1% for the three months ended June 30, 2025, from 39.4% for the three months ended June 30, 2024.

Net income for the three months ended June 30, 2025 was approximately $0.6 million, compared to net loss of approximately $(1.0) million for the three months ended June 30, 2024.

Financial Results for the Six Months ended June 30, 2025

Sales increased 72.5% to approximately $61.3 million for the six months ended June 30, 2025, from approximately $35.5 million for the six months ended June 30, 2024. Sales by the Stran segment increased to approximately $42.7 million for the six months ended June 30, 2025 from approximately $35.5 million for the six months ended June 30, 2024. Sales by the SLS segment increased to approximately $18.6 million for the six months ended June 30, 2025 from $0 for the six months ended June 30, 2024.

Gross profit increased 65.6% to approximately $18.4 million, or 30.0% of sales, for the six months ended June 30, 2025, from approximately $11.1 million, or 31.2% of sales, for the six months ended June 30, 2024. Gross profit margin decreased to 30.0% for the six months ended June 30, 2025 from 31.2% for the six months ended June 30, 2024 primarily due to the acquisition of the Gander Group business in August 2024, which operates at a lower gross margin than the Stran segment.

Operating expenses increased 43.8% to approximately $18.5 million for the six months ended June 30, 2025, from approximately $12.9 million for the six months ended June 30, 2024. As a percentage of sales, operating expenses decreased to 30.2% for the six months ended June 30, 2025, from 36.2% for the six months ended June 30, 2024.

Net income for the six months ended June 30, 2025 was approximately $0.3 million, compared to net loss of approximately $(1.5) million for the six months ended June 30, 2024.

Webcast and Conference Call

Management will host a webcast and conference call at 10:00 A.M. Eastern Time on Wednesday, August 13, 2025, to discuss the Company’s financial results for the second quarter of 2025 ended June 30, 2025, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 317692. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2855/52808 or on the company’s Investors section of the website: ir.stran.com/news-events/ir-calendar.

A webcast replay will be available on the Investor Relations section of the Company’s website (ir.stran.com/news-events/ir-calendar) through August 13, 2026. A telephone replay of the call will be available approximately one hour following the call, through August 27, 2025, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 52808.

About Stran

For over 30 years, Stran has grown to become a leader in the promotional products industry, specializing in complex marketing programs to help recognize the value of promotional products, branded merchandise, and loyalty incentive programs as a tool to drive awareness, build brands and impact sales. Stran is the chosen promotional programs manager of many Fortune 500 companies, across a variety of industries, to execute their promotional marketing, loyalty and incentive, sponsorship activation, recruitment, retention, and wellness campaigns. Stran provides world-class customer service and utilizes cutting-edge technology, including efficient ordering and logistics technology to provide order processing, warehousing and fulfillment functions. The Company’s mission is to develop long-term relationships with its clients, enabling them to connect with both their customers and employees in order to build lasting brand loyalty. Additional information about the Company is available at: www.stran.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, the Company’s expectations regarding synergies from its acquired businesses, its financial position and operating performance, its expectations regarding its business initiatives, the Company’s expectations about its operating performance, trends in its business, the effectiveness of its growth strategies, its market opportunities, and demand for its products and services in general. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts:

Investor Relations Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

SWAG@crescendo-ir.com

Press Contact:

Howie Turkenkopf
press@stran.com

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,070	$9,358
Investments	4,997	8,856
Accounts receivable, net	22,063	18,092
Accounts receivable - related parties, net	402	573
Inventory	6,736	5,389
Prepaid corporate taxes	—	28
Prepaid expenses	2,391	2,308
Deposits	467	423
Other current assets	4	455
Total current assets	50,130	45,482

Property and equipment, net	1,618	1,701

OTHER ASSETS:
Intangible assets - customer lists, net	3,934	4,170
Intangible assets - trade name	654	654
Goodwill	2,321	2,321
Other assets	222	23
Right of use assets	2,336	797
Total other assets	9,467	7,965
Total assets	$61,215	$55,148

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$9,513	$8,919
Accrued payroll and related	2,044	1,513
Unearned revenue	4,817	4,423
Rewards program liability	9,000	6,000
Sales tax payable	315	353
Corporate taxes payable	9	—
Current portion of contingent earn-out liabilities	105	256
Current portion of installment payment liabilities	158	365
Current portion of lease liabilities	661	366
Total current liabilities	26,622	22,195

LONG-TERM LIABILITIES:
Long-term contingent earn-out liabilities	455	455
Long-term installment payment liabilities	425	425
Long-term lease liabilities	1,880	432
Total long-term liabilities	2,760	1,312
Total liabilities	29,382	23,507

Commitments and contingencies

Preferred stock, $0.0001 par value; 50,000,000 shares authorized, 0 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 18,546,461 and 18,598,574 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	2	2
Additional paid-in capital	38,285	38,391
Accumulated deficit	(6,492)	(6,742)
Accumulated other comprehensive income (loss)	38	(10)
Total stockholders’ equity	31,833	31,641
Total liabilities and stockholders’ equity	$61,215	$55,148

CONSOLIDATED STATEMENTS OF OPERATIONS

THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(in thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
SALES
Sales	$32,577	$16,693	$61,271	$35,474
Sales – related parties	—	—	—	46
Total sales	32,577	16,693	61,271	35,520

COST OF SALES:
Cost of sales	22,708	11,226	42,920	24,405
Cost of sales - related parties	—	—	—	35
Total cost of sales	22,708	11,226	42,920	24,440

GROSS PROFIT	9,869	5,467	18,351	11,080

OPERATING EXPENSES:
General and administrative expenses	9,474	6,575	18,491	12,857
Total operating expenses	9,474	6,575	18,491	12,857

INCOME (LOSS) FROM OPERATIONS	395	(1,108)	(140)	(1,777)

OTHER INCOME:
Other income	285	1	280	16
Interest income	77	82	119	175
Realized gain on investments	—	3	67	73
Total other income	362	86	466	264

INCOME (LOSS) BEFORE INCOME TAXES	757	(1,022)	326	(1,513)

Provision for income taxes	114	3	76	3

NET INCOME (LOSS)	$643	$(1,025)	$250	$(1,516)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.03	$(0.06)	$0.01	$(0.08)
Diluted	$0.03	$(0.06)	$0.01	$(0.08)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	18,592,339	18,589,086	18,600,373	18,581,957
Diluted	18,596,826	18,589,086	18,603,432	18,581,957

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(in thousands)

(unaudited)

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$250	$(1,516)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	521	341
Noncash operating lease expense	537	274
Change in allowance for credit losses	360	(288)
Noncash interest accretion	23	72
Stock-based compensation	40	170

Changes in operating assets and liabilities:
Accounts receivable, net	(4,331)	4,496
Accounts receivable – related parties, net	172	25
Inventory	(1,347)	808
Prepaid corporate taxes	29	30
Prepaid expenses	(82)	336
Deposits	(44)	(193)
Other assets	252	—
Accounts payable and accrued expenses	590	(871)
Accrued payroll and related	531	(1,357)
Unearned revenue	395	(262)
Rewards program liability	3,000	2,475
Sales tax payable	(38)	(117)
Corporate taxes payable	9	—
Operating lease liabilities	(333)	(256)
Net cash provided by operating activities	534	4,167

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(202)	(364)
Proceeds from sale of investments	4,400	4,608
Purchase of investments	(493)	(3,836)
Net cash provided by investing activities	3,705	408

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of contingent earn-out liabilities	(151)	—
Payment of installment payment liabilities	(230)	(760)
Payment for stock repurchase	(146)	—
Net cash used in financing activities	(527)	(760)

NET INCREASE IN CASH	3,712	3,815

CASH AND CASH EQUIVALENTS - BEGINNING	9,358	8,059
CASH AND CASH EQUIVALENTS - ENDING	$13,070	$11,874